Exhibit 99.1

          Advancis Pharmaceutical Reports Third Quarter 2003 Results

                      Company Completes $60 Million IPO;
                   Agreements Signed with GlaxoSmithKline,
                        Par Pharmaceutical in Quarter

    GERMANTOWN, Md., Nov. 24 /PRNewswire-FirstCall/ -- Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced results for the quarter ended September 30, 2003.
    Advancis reported third quarter 2003 revenue of $0.3 million, resulting from amortization of a $5.0 million upfront payment received pursuant to the Company's July 2003 agreement with GlaxoSmithKline (GSK). Under this agreement, the Company licensed patents and its proprietary PULSYS(TM) technology to GSK for use with its antibiotic, Augmentin, and limited other amoxicillin products.
    Advancis reported research and development (R&D) expenses in the third quarter of $5.0 million, compared to third quarter 2002 R&D expenses of $3.3 million. For the first nine months of 2003, R&D expenses totaled $10.5 million, compared to $7.9 million during the first nine months of 2002. Total operating expenses for the third quarter of 2003 were $6.8 million, up from $4.1 million in the third quarter of last year. For the first nine months of 2003, total operating expenses were $14.2 million, compared to $10.3 million in the comparable period of 2002.
    As of September 30, 2003, cash, cash equivalents, and short-term investments totaled over $17 million. In October 2003, Advancis completed its initial public offering (IPO) of six million shares of common stock at $10 per share, raising $54.5 million after deducting underwriting fees and offering expenses. As of October 31, 2003, the Company had a total of 22.6 million shares of common stock outstanding, and cash, cash equivalents and short-term investments of $69.8 million.
    "We are extremely pleased to have completed our IPO given today's challenging financial climate. We believe our IPO proceeds will accelerate the commercialization of our proprietary once-a-day pulsatile delivery technologies," commented Edward Rudnic, Ph.D., president and CEO of Advancis. "It was an exciting and productive quarter for Advancis. In addition to the successful IPO, we expanded our number of issued patents and signed two new licensing agreements with pharmaceutical industry leaders," Dr. Rudnic observed.
    "With our first commercial product expected on the market in 2005, our robust and expedited product development pipeline, and the strong strategic partnerships we have created, we are optimistic not only about our prospects to bring value to our shareholders, but also about our initiatives to develop improved antibiotics which are more effective, are delivered at lower dosages, and result in a decreased potential for emergence of antibiotic-resistant bacteria," Rudnic concluded.

    OPERATIONAL HIGHLIGHTS

    Technology Update
    Advancis' PULSYS technology is based on Company findings that, as a result of their relatively short natural life cycle, bacteria exposed to currently prescribed antibiotics in front-loaded, sequential bursts, or "pulses," occurring within eight hours of initial dosing, are killed more effectively and efficiently than through standard dosing. Advancis' preliminary findings indicate that PULSYS dosing of certain antibiotics not only eliminates more bacteria and may lower the development of antibiotic-resistant bacteria strains, but also is able to do so through once-daily drug delivery in lower overall dosages with reduced side effects and with shorter courses of therapy than under currently available treatments.

    New Patents
    Advancis announced that two additional patents have recently issued, bringing its total patent estate to 16 issued and allowed U.S. patents and 43 patent applications, covering certain compositions and methods using its pulsatile dosing technology. The Company's newly issued patents are U.S. Patent No. 6,632,453 entitled "Ciprofloxacin & Metronidazole Antibiotic Composition" regarding an antibiotic product that is comprised of three dosage forms with different release profiles with each of Ciprofloxacin and Metronidazole being present in at least one of the dosage forms; and U.S. Patent No. 6,638,532 entitled "Tetracycline & Doxycycline Antibiotic Composition" regarding an antibiotic product that is comprised of three dosage forms with different release profiles with each of Tetracycline and Doxycycline being present in at least one of the dosage forms. Advancis' intellectual property is protected under a tiered strategy providing for umbrella patents to cover the primary anti-infectives therapeutic classes, patents covering the compound sub-classes, and finally, coverage for specific drugs and combinations.

    Collaboration with GlaxoSmithKline (GSK)
    In July 2003, Advancis entered into a licensing agreement with GSK, whereby the Company licensed patents and PULSYS technology for use with GSK's Augmentin (amoxicillin/clavulanate combination) products and with limited other amoxicillin products. In return, Advancis received an upfront payment of $5 million and is entitled to receive up to a total of $52 million in milestone payments if it achieves certain product development goals.
    During the fourth quarter, Advancis was notified by GSK that they expect to achieve the first milestone and deliver payment of $3.0 million under the agreement in the fourth quarter of this year. In addition, Advancis will receive royalty payments on any commercial product sales and will receive further sales milestone payments of up to $50 million if specified sales goals are met. Under the agreement, GSK will be responsible for the clinical development, manufacture and sale of the licensed products. In 2002, sales of amoxicillin/clavulanate products totaled approximately $1.9 billion.

    Collaboration with Par Pharmaceutical (Par)
    In September 2003, the Company entered into an agreement with Par (a subsidiary of Pharmaceutical Resources, Inc.) under which Advancis licensed the distribution and marketing rights to its generic clarithromycin extended release product, and is entitled to receive milestone payments of up to $6 million upon the achievement of certain commercialization goals, and additional royalty payments equal to over 50 percent of the net profits from any product sales. Under the agreement, Advancis will be responsible for the clinical development, regulatory approval, and the initial manufacture of the product, and Par will be responsible for the marketing and sale of the product. In addition, Advancis has the option to reduce its royalty rate to as low as 25 percent, upon the assumption by Par of certain of the Company's obligations. In 2002, sales of Abbott Laboratories' Biaxin XL (extended release clarithromycin) were approximately $335 million.
    After the end of the third quarter, Advancis received results from certain bio-equivalency studies of its generic clarithromycin product. Although the studies indicate that the product satisfies all bio-equivalency standards established by the FDA when the product is taken with food, which is consistent with the instructions on the product label, one of the studies indicates that the product does not satisfy one of the bio-equivalency standards when the product is taken in the off-label, "fasted" state. The Company believes that this indication resulted from an insufficient number of participants in the study, and not from any lack of actual biological equivalence. The Company has begun a more extensive bio-equivalency study using the same formulation of the product, and expects to complete this study by the end of February 2004 and file an ANDA for the product at that time.
The study is not expected to delay the commercial launch of the product, as Abbott's patent on clarithromycin does not expire until 2005. Advancis is also continuing discussions with various manufacturers, including Par, to supply this product for commercial launch.

    PULSYS Product Pipeline
    Advancis currently has four PULSYS antibiotic compounds in Phase I/II clinical trials and an additional four PULSYS product candidates in late stage in vitro preclinical development. Each of the Company's existing product candidates is addressing indications for the treatment of bacterial infections, which is estimated by IMS Health, an independent pharmaceutical industry research firm, to be a market of $27 billion worldwide. The Company's research and development efforts are actively targeting additional candidates for its product development pipeline which are designed to utilize pulsatile dosing to deliver once-daily, lower dosages over shorter duration treatment periods. In addition, Advancis intends to explore the use of its pulsatile dosing approach in other therapeutic categories beyond antibiotics, such as antivirals, antifungals and oncology.


    FINANCIAL DETAILS

    * Total revenue was $0.3 million in the third quarter of 2003, resulting from a $5.0 million upfront payment (amortized over 48 months) through the Company's collaboration with GSK, as discussed above. Advancis generated no operating revenue prior to the third quarter of 2003.

    * Operating expenses. Third quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and capital resources used in the Company's clinical trials and research initiatives, were $5.0 million, compared to $3.3 million in the third quarter of 2002. For the nine months ended September 30, 2003, total R&D expenses were $10.5 million, up from $7.9 million in the first nine months of 2002, as the Company expanded investment in its product candidates and proprietary technologies.

      General and administrative expenses totaled $1.8 million in the third quarter, up from $0.8 million in the third quarter of 2002. For the first nine months of 2003, general and administrative expenses increased to $3.7 million, compared to $2.3 million in the first nine months of 2002, resulting mainly from the Company's addition of personnel and its expansion into a new facility in June 2003.

    * Non-cash beneficial conversion charges totaled $22.6 million in the third quarter of 2003, including $1.7 million in beneficial conversion charges deemed an interest expense in connection with the issuance of the Company's convertible notes, and $20.9 million in beneficial conversion charges deemed a dividend to preferred stockholders from the July 2003 sale of additional shares of Series E Convertible Preferred Stock.

    * Net loss for the third quarter of 2003 was $8.2 million (including $1.7 million from the non-cash beneficial conversion deemed interest expense). This compares to a net loss of $4.1 million in the third quarter of 2002.

    * Diluted net loss per share applicable to common stockholders for the quarter ended September 30, 2003, was $20.19 (including $14.26 per share resulting from non-cash beneficial conversion charges in the quarter), which compares to a loss per common share of $4.38 in the third quarter of 2002. Per share figures were computed on the basis of 1.4 million shares outstanding in third quarter 2003 and 0.9 million shares outstanding in third quarter 2002.

    * Cash and cash equivalents increased during the third quarter of 2003 by $11.6 million, composed of $21.7 million from the sale of stock and from net borrowings, and $4.7 million of deferred revenue from GSK; offset by $6.5 million of operating losses, $7.6 million for fixed asset additions and investments, and $0.7 million for working capital changes and other items.

    * The Balance Sheet at the end of the third quarter reflected $17.1 million of cash, cash equivalents, and short-term investments, compared to $4.1 million as of December 31, 2002. The Company's initial public offering of six million shares of common stock in October 2003 resulted in net proceeds of $54.5 million. The Company had availability of approximately $4.5 million under its $5.5 million line of credit at September 30, 2003.


    FINANCIAL GUIDANCE

    Fourth Quarter 2003 financial performance is expected to include revenue from the Company's continued amortization of its upfront payment and also from the expected milestone payment to be received from GSK, with quarterly revenue totaling between $3 million and $4 million. Net loss for the quarter is expected to be approximately $5 million to $6 million, or $0.22 to $0.27 per diluted common share. The Company's total cash, cash equivalents, and short-term investment position at year-end 2003 is anticipated to be approximately $64 million to $65 million.

    Full Year 2004 financial results are expected to show a net decrease in cash during the calendar year of 2004 of less than $5 million. Total revenue for 2004 is expected to show a significant increase versus 2003, consisting primarily of milestone payments and licensing revenue from the Company's existing licensing agreements, and also from reimbursed research and development expenses and licensing revenue under anticipated collaborative agreements. Total revenue for the year is anticipated to be between $30 million and $40 million, with a net loss of between $17 million and $20 million, or approximately $0.75 to $0.90 per diluted common share. Non-cash charges for 2004, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $10 million. As a result of these non-cash charges, along with deferred revenue that will generally be amortized over the life of the applicable agreement, total cash used from the Company's operations in 2004 is expected to be less than $5 million.


    CONFERENCE CALL
    The Company has scheduled a conference call for today, Monday, November 24, 2003 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Steve Shallcross, senior vice president and CFO, will discuss third quarter results and other corporate information. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on November 24, 2003 beginning at 12:30 PM ET and will be accessible until Monday, December 1, 2003 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 4039244. The conference call will also be broadcast simultaneously on the Company's website, www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.


    About Advancis Pharmaceutical Corporation:
    Advancis Pharmaceutical Corp. (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS(TM). By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, and its expected milestone payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's prospects as a public company and its initiatives to develop improved antibiotics; and all of the financial forecasts and projections for the fourth quarter of 2003 and the full year of 2004 included under the Financial Guidance section of this announcement.
    The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.



                       ADVANCIS PHARMACEUTICAL CORPORATION
                         (A Development Stage Enterprise)

                       STATEMENTS OF OPERATIONS (Unaudited)


                              Three Months Ended         Nine Months Ended
                                September 30,              September 30,
                              2003         2002          2003          2002


    Contract revenue        $312,500         $-        $312,500          $-

    Cost and Expenses:
      Research and
       development         5,009,969    3,270,002    10,547,935     7,930,991
      General and
       administrative      1,837,024      802,669     3,690,366     2,325,883
         Total expenses    6,846,993    4,072,671    14,238,301    10,256,874

    Loss from operations  (6,534,493)  (4,072,671)  (13,925,801)  (10,256,874)

    Interest income           48,450       57,969        83,901       303,245
    Interest expense               -      (50,038)     (133,606)     (211,152)
    Beneficial
     conversion feature
     -- deemed interest
     expense              (1,666,667)           -    (1,666,667)            -

    Net loss              (8,152,710)  (4,064,740)  (15,642,173)  (10,164,781)

    Accretion of
     issuance costs of
     mandatorily
     redeemable
     convertible
     preferred stock         (75,640)     (18,990)     (113,001)      (54,935)

    Beneficial
     conversion feature
     -- deemed
     dividend to
     preferred
     stockholders        (20,907,620)           -   (20,907,620)            -

    Net loss applicable
     to common
     stockholders       $(29,135,970) $(4,083,730) $(36,662,794) $(10,219,716)


    Basic and diluted
     net loss per
     share applicable
     to common
     stockholders            $(20.19)      $(4.38)      $(31.55)      $(12.13)

    Shares used in
     calculation of
     basic and diluted
     net loss per share    1,442,784      931,691     1,161,873       842,751



                       ADVANCIS PHARMACEUTICAL CORPORATION
                         (A Development Stage Enterprise)

                            BALANCE SHEETS (Unaudited)


                                                September 30,     December 31,
                                                    2003              2002

    ASSETS
      Current assets:
        Cash and cash equivalents               $11,863,735        $4,059,911
        Short-term investments                    5,247,096               -
        Prepaid expenses & other current
         assets                                     977,621           172,512
          Total current assets                   18,088,452         4,232,423

      Property and equipment, net                 8,879,183         2,693,208
      Restricted cash                             1,775,214         1,438,538
      Deposits                                    1,726,463           488,854
      Notes receivable                              121,500           121,500
      Intangible assets, net                         75,000            84,000
          Total assets                          $30,665,812        $9,058,523


    LIABILITIES, MANDATORILY REDEEMABLE
     CONVERTIBLE PREFERRED STOCK AND
     STOCKHOLDERS' EQUITY
      Current liabilities:
        Accounts payable                         $1,153,987          $758,773
        Accrued expenses                          2,266,647           830,980
        Lines of credit -- current portion          858,820           595,704
          Total current liabilities               4,279,454         2,185,457

      Lines of credit -- noncurrent portion       1,385,733         1,060,230
      Note payable                                   75,000            75,000
      Deferred licensing revenue                  4,687,500               -
      Deferred credit on lease concession           788,509               -
          Total liabilities                      11,216,196         3,320,687

      Mandatorily redeemable convertible
       preferred stock:
        Series A                                  1,997,346         1,989,471
        Series B                                  2,497,065         2,488,355
        Series C                                  6,010,740         5,998,100
        Series D                                 17,990,496        17,963,369
        Series E                                 25,931,144               -
          Total mandatorily redeemable
           convertible preferred stock           54,426,791        28,439,295

      Stockholders' deficit:
        Common stock, par value                      15,061            13,763
        Capital in excess of par value           11,307,685           514,598
        Deferred stock-based compensation        (7,528,313)         (102,986)
        Deficit accumulated during the
         development stage                      (38,769,007)      (23,126,834)
        Accumulated other comprehensive
         loss                                        (2,601)              -
          Total stockholders' deficit           (34,977,175)      (22,701,459)

          Total liabilities, mandatorily
           redeemable convertible
           preferred stock and
           stockholders' deficit                $30,665,812        $9,058,523




                       ADVANCIS PHARMACEUTICAL CORPORATION
                         (A Development Stage Enterprise)

                       STATEMENTS OF CASH FLOWS (Unaudited)


                            For the Three Months       For the Nine Months
                            Ended September 30,        Ended September 30,
                             2003         2002          2003          2002

    Cash flows from
     operating
     activities:
      Net loss           $(8,152,710) $(4,064,740) $(15,642,173) $(10,164,781)
      Adjustments to
       reconcile net
       income to net
       cash used in
       operating
       activities:
        Depreciation and
         amortization        191,401      128,101       466,062       345,088
        Stock-based
         compensation        945,138            -     1,745,013             -
        Amortization of
         deferred credit
         on lease
         concession          (20,750)           -       (41,501)            -
        Interest accrued
         on convertible
         notes                     -            -        91,389             -
        Beneficial
         conversion
         feature -- deemed
         interest expense  1,666,667            -     1,666,667             -
        Changes in:
         Prepaids and
          other current
          assets            (642,514)     (77,576)     (805,109)     (172,947)
         Deposits other
          than on property
          and equipment            -      (71,308)       (2,720)      (71,308)
         Accounts payable   (439,152)   1,019,499       395,214     1,359,414
         Accrued expenses   (793,989)     144,815     1,435,667       192,516
         Deferred revenue  4,687,500            -     4,687,500             -
          Net cash used
           in operating
           activities     (2,558,409)  (2,921,209)   (6,003,991)   (8,512,018)

    Cash flows from
     investing
     activities:
      Purchase of short-
       term investments   (5,249,697)           -    (5,249,697)            -
      Sale of short-term
       investments                 -      796,968             -     6,284,860
      Purchases of
       property and
       equipment          (1,848,382)    (363,454)   (6,643,037)   (1,019,851)
      Deposits on
       property and
       equipment            (133,636)    (170,988)   (1,234,889)     (276,755)
      Restricted cash       (336,676)    (939,069)     (336,676)   (1,436,807)
      Landlord lease
       concession                  -            -       830,010             -
         Net cash (used
          in) provided
          by investing
          activities      (7,568,391)    (676,543)  (12,634,289)    3,551,447

    Cash flows from
     financing
     activities:
      Proceeds from lines
       of credit           1,036,655      137,269     1,036,655       610,217
      Proceeds from note
       payable                     -       75,000             -        75,000
      Payments on lines
       of credit            (142,531)    (135,377)     (448,036)     (312,436)
      Proceeds from
       convertible notes
       payable                     -            -     5,000,000             -
      Proceeds from
       exercise of common
       stock options          68,723        1,300        70,379         9,513
      Proceeds from
       issuance of
       preferred stock,
       net of issuance
       costs              20,783,106            -    20,783,106     2,974,200
         Net cash
          provided by
          financing
          activities      21,745,953       78,192    26,442,104     3,356,494

    Net increase
     (decrease) in cash
     and cash
     equivalents          11,619,153   (3,519,560)    7,803,824    (1,604,077)

    Cash and cash
     equivalents,
     beginning of period     244,582   12,102,672     4,059,911    10,187,189

    Cash and cash
     equivalents,
     end of period       $11,863,735   $8,583,112   $11,863,735    $8,583,112


SOURCE  Advancis Pharmaceutical Corporation
    -0-                             11/24/2003
    /CONTACT: Steve Shallcross, Senior Vice President & CFO, +1-301-944-6590, sshallcross@advancispharm.com, or Bob Bannon, Director, Investor Relations, +1-301-944-6710, rbannon@advancispharm.com, both of Advancis Pharmaceutical Corporation/
    /Web site:  http://www/advancispharm.com/
    (AVNC)

CO:  Advancis Pharmaceutical Corporation; GlaxoSmithKline; GSK;
     Par Pharmaceutical
ST:  Maryland
IN:  MTC HEA BIO
SU:  ERN ERP CCA